Exhibit 4.1

$700,000,000 ADDITIONAL FACILITY AT ACCESSION AGREEMENT

To:	The Bank of Nova Scotia as Facility Agent and Security Agent

From:
The persons listed in Schedule 1 to this Additional Facility AT Accession Agreement (the Additional Facility AT Lenders, such defined term to include any lender which becomes a New Lender in respect of Facility AT, by the execution by the Facility Agent of a Transfer Agreement substantially in the form set out in Schedule 3 (Transfer Agreement) to this Additional Facility AT Accession Agreement).

Date: 31 January 2020
UPC Broadband Holding B.V. – Credit Agreement dated 16 January 2004 as amended from time to time (the Credit Agreement)

1.	In this Additional Facility AT Accession Agreement:
Facility AT means the $700,000,000 term loan facility made available under this Additional Facility AT Accession Agreement.
Facility AT Advance means each US Dollar denominated advance made to UPC Financing by the Additional Facility AT Lenders under Facility AT.
Facility AT Commitment means, in relation to an Additional Facility AT Lender, the amount in US Dollars set opposite its name under the heading “Facility AT Commitment” in Schedule 1 (Additional Facility AT Lenders and Commitments) of this Additional Facility AT Accession Agreement and any such Facility AT Commitment transferred to it or assumed by it under the Credit Agreement, in each case, to the extent not cancelled, reduced or transferred by it under the Credit Agreement.
Fee Letter means the fee letter dated 28 January 2020 between UPC Financing, UPC Broadband Holding B.V. and certain Mandated Lead Arrangers and Underwriters (each as defined therein).
Liberty Global Reference Agreement means any or all of (i) the credit agreement dated 5 March 2015 between (among others) Ziggo Secured Finance B.V. as SPV borrower and The Bank of Nova Scotia as facility agent; (ii) the credit agreement dated 24 May 2019 between (among others) DLG Acquisitions Limited as parent and National Westminster Bank plc as facility agent; (iii) the credit agreement dated 7 June 2013 between, among others, Virgin Media Investment Holdings Limited as company and The Bank of Nova Scotia as facility agent; (iv) Annex I (Additional Definitions) and Annex II (Covenants) of the credit agreement dated 16 May 2016 entered into between, among others, LGE Coral Holdco Limited as finco, Sable International Finance Limited and Coral-US Co-Borrower LLC as initial borrowers and The Bank of Nova Scotia as administrative agent and (to the extent not covered in the Annexes) the specific provisions relating to that credit agreement set out in Schedule 6 (Additional Amendments, Waivers, Consents and Other Modifications), Schedule 7 (Fourth Amendments, Waivers, Consents and Other Modifications), Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications), Schedule 9 (Sixth Amendments, Waivers, Consents and Other Modifications), Schedule 10 (Seventh Amendments, Waivers, Consents and Other Modifications) and/or Schedule 11 (Eighth Amendments, Waivers, Consents and Other Modifications) to this Additional Facility AT Accession Agreement; (v) the credit agreement dated 6 October 2016 in respect of the advance of certain proceeds of the £350,000,000 5.5% receivables financing notes due 2024 issued by Virgin Media Receivables Financing Notes I Designated Activity Company; (vi) the indenture dated 29 January 2015 in respect of the $400,000,000 5.875% senior notes due 2025 and €950,000,000 4.625% senior notes due 2025 issued by Ziggo Bond Finance B.V.; (vii) the credit agreement dated 1 August 2017 between, among others, Telenet NV as borrower and The Bank of Nova Scotia as facility agent; (viii) the indenture dated 16 August 2007 in respect of the $700,000,000 6.875% senior notes due in 2027 issued by C&W Senior Financing Designated Activity Company; (ix) the indenture dated 18 October 2017 in respect of the $550,000,000 5.500%

senior notes due 2028 issued by UPC Holding B.V.; (x) the indenture dated 13 December 2017 in respect of the $1,000,000,000 5.500% senior secured notes due 2028 and €600,000,000 3.500% senior secured notes due 2028 issued by Telenet Finance Luxembourg Notes S.à r.l.; (xi) the £301,000,000 facilities agreement dated 4 April 2018 between (among others) Virgin Media Investment Holdings Limited as borrower, Virgin Media Receivables Financing Notes II Designated Activity Company as lender and The Bank of New York Mellon, London Branch acting as administrator; (xii) the indenture dated 15 October 2019 in respect of the £400,000,000 4.250% senior secured notes due 2030 issued by Virgin Media Secured Finance PLC; (xiii) the indenture dated 28 October 2019 in respect of $500,000,000 aggregate principal amount of 4.875% senior secured notes due 2030 and €425,000,000 aggregate principal amount of 2.875% senior secured notes due 2030 issued by Ziggo B.V.; and (xiv) the €501,700,000 facilities agreement dated 4 November 2019 between (among others) VZ Financing I B.V. as borrower, VZ Vendor Financing B.V. as lender and The Bank of New York Mellon, London Branch acting as administrator (in each case as amended from time to time up to the date of this Additional Facility AT Accession Agreement).
Majority Additional Facility AT Lenders means Additional Facility AT Lenders, the aggregate of whose Facility AT Commitments exceeds 50 per cent. of the Total Additional Facility AT Commitments.
Total Additional Facility AT Commitments means, at any time, the aggregate of the Facility AT Commitments.
UPC Financing means UPC Financing Partnership.

2.
Unless otherwise defined in this Additional Facility AT Accession Agreement, terms defined in the Credit Agreement shall have the same meaning in this Additional Facility AT Accession Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement. The principles of construction set out in Clause 1.2 (Construction) of the Credit Agreement apply to this Additional Facility AT Accession Agreement as though they were set out in full in this Additional Facility AT Accession Agreement.

3.
We refer to Clause 2.3 (Additional Facilities) of the Credit Agreement. This Additional Facility AT Accession Agreement is an Additional Facility Accession Agreement for the purposes of the Credit Agreement.

4.
This Additional Facility AT Accession Agreement will take effect on the date on which the Facility Agent notifies UPC Broadband and the Additional Facility AT Lenders that it has received the documents and evidence set out in Schedule 2 (Conditions Precedent) to this Additional Facility AT Accession Agreement, in each case in form and substance satisfactory to it (acting reasonably) or, as the case may be, the requirement to provide any such documents or evidence has been waived by the Facility Agent on behalf of the Majority Additional Facility AT Lenders (the Effective Date). The Facility Agent must give this notification to UPC Broadband and the Additional Facility AT Lenders promptly upon being so satisfied.

5.	We, the Additional Facility AT Lenders, agree:

(a)	to become party to and to be bound by the terms of the Credit Agreement as Lenders in accordance with Clause 2.3 (Additional Facilities) of the Credit Agreement; and

(b)
to become party to the Intercreditor Agreement as Senior Lenders and to observe, perform and be bound by the terms and provisions of the Intercreditor Agreement in the capacity of Senior Lender, as if we had been an original party to the Intercreditor Agreement.

6.
The Additional Facility Commitment in relation to an Additional Facility AT Lender (for the purpose of the definition of Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Facility AT Commitment.

7.	Any interest due in relation to Facility AT will be payable on the last day of each Interest Period and otherwise in accordance with Clause 11 (Interest) of the Credit Agreement.

8.
The Additional Facility Availability Period for Facility AT shall be the period from and including the Effective Date up to and including the date falling 45 Business Days after the Effective Date (or any date agreed between the Additional Facility AT Lenders and UPC Financing). At the end of the Additional Facility Availability Period for Facility AT, the Available Commitments in respect of Facility AT shall automatically be cancelled and the Available Commitments in respect of Facility AT for each Additional Facility AT Lender shall automatically be reduced to zero.

9.
Facility AT may be drawn by up to two Advances (or any other number of Advances agreed between the Additional Facility AT Lenders and UPC Financing) and no more than two Requests (or any other number of Requests agreed between the Additional Facility AT Lenders and UPC Financing) may be made in respect of Facility AT under the Credit Agreement.

10.	The first Interest Period to apply to each Facility AT Advance will be a period running from the first Utilisation Date in respect of that Facility AT Advance up to (and including) 16 March 2020.

11.
Each Facility AT Advance will be used for general corporate purposes and/or working capital purposes, including without limitation, the redemption, refinancing, repayment or prepayment of any existing indebtedness of the Borrower Group and/or the payment of any fees and expenses in connection with Facility AT and the other transactions related thereto.

12.	The Final Maturity Date in respect of Facility AT will be 30 April 2028 or such other date agreed between the Additional Facility AT Lenders and UPC Financing.

13.	Each outstanding Facility AT Advance will be repaid in full on the Final Maturity Date in respect of Facility AT.

14.	The Margin in relation to Facility AT is 2.25 per cent. per annum or such other rate agreed between the Additional Facility AT Lenders and UPC Financing.

15.	The Borrower in relation to Facility AT is UPC Financing.

16.	Facility AT is made available as a term loan.

17.
The interest rate for Facility AT will be calculated in accordance with Clause 11.1 (Interest rate) of the Credit Agreement, being the sum of LIBOR and the applicable Margin. For the avoidance of doubt, each party to this Additional Facility AT Accession Agreement accepts and acknowledges that LIBOR has the meaning given to it under Clause 1.1 (Definitions) of the Credit Agreement and that if, at the time of calculation, the rate is determined to be below zero per cent., then LIBOR will be deemed to be zero per cent.

18.
Each Facility AT Advance shall be issued at 99.75% of par provided that no original issue discount shall be payable on any Facility AT Advance arising from an increase in the Facility AT Commitments effected in accordance with paragraph 3 (AT OID Fees Funding) of the Fee Letter.

19.	If on or prior to the date falling 6 months after the date of this Additional Facility AT Accession Agreement (but not otherwise) UPC Financing:

(a)
makes any prepayment of Facility AT in connection with any Repricing Transaction (as defined below) other than where such prepayment is funded by the issuance of notes by any member of the Borrower Group or a special purpose vehicle which on-lends the proceeds of such notes to a member of the Borrower Group; or

(b)
effects any amendment of this Additional Facility AT Accession Agreement or the Credit Agreement resulting in a Repricing Transaction, other than, for the avoidance of doubt, any amendments contemplated by Schedule 6 (Additional Amendments, Waivers, Consents and Other Modifications), Schedule 7 (Fourth

Amendments, Waivers, Consents and Other Modifications), Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications), Schedule 9 (Sixth Amendments, Waivers, Consents and Other Modifications), Schedule 10 (Seventh Amendments, Waivers, Consents and Other Modifications) and/or Schedule 11 (Eighth Amendments, Waivers, Consents and Other Modifications) or this Additional Facility AT Accession Agreement (the “Approved Amendments”) resulting in a Repricing Transaction;
UPC Financing shall, in each case, pay to the Facility Agent, for the account of each applicable Additional Facility AT Lender,

(c)
in the case of paragraph (a) above, a prepayment fee equal to 1.00 per cent. flat on the amount of that Additional Facility AT Lender’s Facility AT Advances which are prepaid and such prepayment fee shall be due and payable on the date of such prepayment; and

(d)
in the case of paragraph (b) above, a prepayment fee equal to 1.00 per cent. flat on the aggregate amount of the Facility AT Advances of each Additional Facility AT Lender that shall have been the subject of a mandatory assignment under the Credit Agreement following the failure of such Additional Facility AT Lender to consent to such amendment on or prior to the date falling 6 months after the date of this Additional Facility AT Accession Agreement and such prepayment fee shall be due and payable on the effective date of such assignment.

In this paragraph:
“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Facility AT Advances with any long term bank debt financing incurred for the primary purpose of repaying, refinancing, substituting or replacing the Facility AT Advances which have (or any amendment to this Additional Facility AT Accession Agreement or the Credit Agreement which results in) an effective interest cost or weighted average yield (as determined by the Facility Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Facility Agent (acting reasonably) on the same basis) of the Facility AT Advances.

20.
(a)    Provided that any upsizing of Facility AT permitted under this paragraph will not breach any term of the Credit Agreement, Facility AT may be upsized by any amount, by the signing of one or more further Additional Facility AT Accession Agreements, that specify (along with the other terms specified therein) UPC Financing as the sole Borrower and which specify Additional Facility AT Commitments denominated in US Dollars, to be drawn in US Dollars, with the same Final Maturity Date and Margin as specified in this Additional Facility AT Accession Agreement.

(i)
For the purposes of this paragraph 20 (unless otherwise specified), references to Facility AT Advances shall include Advances made under any such further and previous Additional Facility AT Accession Agreement.

(ii)
Where any Facility AT Advance has not already been consolidated with any other Facility AT Advance, on the last day of any Interest Period for that unconsolidated Facility AT Advance, that unconsolidated Facility AT Advance will be consolidated with any other unconsolidated Facility AT Advance which has an Interest Period ending on the same day as that unconsolidated Facility AT Advance, and all such Facility AT Advances will then be treated as one Advance.

21.
For the purposes of any amendment or waiver, consent or other modification (including, with respect to any existing Default or Event of Default) that may be sought by UPC Broadband and UPC Financing under the Credit Agreement or any other Finance Document on or after the date of this Additional Facility AT Accession Agreement, each Additional Facility AT Lender hereby consents (in the capacity of a Lender and, if it is a Hedge Counterparty, in the capacity of a Hedge Counterparty), and agrees to procure, unless it is prohibited from doing so, that any of its Affiliates or Related Funds that are Hedge Counterparties or a Lender under a Revolving Facility consent (in their capacity as Hedge Counterparties or Lenders under a Revolving Facility, as applicable) to any and all of the following:

(a)	any and all amendments contemplated by the Approved Amendments;

(b)
any consequential amendment, waiver, consent or other modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Finance Document to be made either to implement the Approved Amendments or to conform any Finance Document to the Approved Amendments; and/or

(c)
any other amendment, waiver, consent or modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Finance Document to be made to conform any Finance Document to any Liberty Global Reference Agreement provided that any amendment, waiver, consent or modification to conform the Credit Agreement or any other Finance Document to any Liberty Global Reference Agreement referred to at paragraphs (iv) to (vi) (inclusive) and (viii) to (xiv) (inclusive) of that definition shall be limited to those that are mechanical in nature unless specifically referenced in the Approved Amendments, and, in each case, any consequential amendments, waivers, consents or modifications, and this Additional Facility AT Accession Agreement shall constitute each Additional Facility AT Lenders' irrevocable and unconditional written consent (in the capacity of a Lender and, if it is a Hedge Counterparty, in the capacity of a Hedge Counterparty) and the agreement of each Additional Facility AT Lender to procure, unless it is prohibited from doing so, that each of its Affiliates and Related Funds that is a Lender under a Revolving Facility or a Hedge Counterparty provides irrevocable and unconditional written consent in that capacity in respect of such amendments, waivers, consents or other modifications to the Finance Documents for the purposes of Clause 28 (Amendments and Waivers) of the Credit Agreement, Clause 28 (Consents, Amendments and Override) of the Intercreditor Agreement, and any clause in any other Finance Document relating to amendments of that Finance Document without any further action required on the part of any party thereto.

22.
Each Additional Facility AT Lender hereby acknowledges and agrees (in the capacity of a Lender and, if it is a Hedge Counterparty, in the capacity of a Hedge Counterparty), and agrees to procure, unless it is prohibited from doing so, that any of its Affiliates or Related Funds that are Hedge Counterparties or a Lender under a Revolving Facility acknowledge and agree (in their capacity as Hedge Counterparties or Lenders under a Revolving Facility, as applicable) that the Facility Agent and/or the Security Agent may, but shall not be required to, send to the Additional Facility AT Lenders any further formal amendment request in connection with all, or any of the proposed amendments set out under paragraph 21 above and the Facility Agent and/or the Security Agent shall be authorised to consent on behalf of each Additional Facility AT Lender, as a Lender under one or more Additional Facilities and as a Hedge Counterparty under the Intercreditor Agreement, to any such proposed amendments set out under paragraph 21 above (and the Facility Agent and/or the Security Agent shall be authorised to enter into any necessary documentation in connection with the same), and such consent shall be taken into account in calculating whether the Majority Lenders, or the relevant requisite Lenders, or the Hedge Counterparties have consented to the relevant amendments and/or waivers or other modifications to the Finance Documents in accordance with Clause 28 (Amendments and Waivers) of the Credit Agreement, Clause 28 (Consents, Amendments and Override) of the Intercreditor Agreement, and any clause relating to amendments in any other Finance Document.

23.
Each Additional Facility AT Lender hereby waives (in the capacity of a Lender and, if it is a Hedge Counterparty, in the capacity of a Hedge Counterparty), and agrees to procure, unless it is prohibited from doing so, that any of its Affiliates or Related Funds that are Hedge Counterparties or a Lender under a Revolving Facility waive (in their capacity as Hedge Counterparties or Lenders under a Revolving Facility, as applicable) receipt of any fee in connection with the foregoing consent, notwithstanding that other consenting Lenders under the Credit Agreement or Hedge Counterparties under the Intercreditor Agreement may be paid a fee in consideration of such Lenders'

or Hedge Counterparties’ consent to any or all of the foregoing amendments, waivers, consents or other modifications.

24.
On the first Utilisation Date in respect of Facility AT, UPC Broadband Holding B.V. confirms, on behalf of itself and each other Obligor, and UPC Financing confirms on behalf of itself, that the representations and warranties set out in Clause 18 (Representations and Warranties) of the Credit Agreement (with the exception of Clauses 18.5 (Non-violation), 18.6 (Consents), 18.7 (No Default), 18.9 (Financial condition), 18.10 (Environmental), 18.11 (Security Interests), 18.12(b) (Litigation and insolvency proceedings), 18.13 (Tax liabilities), 18.14 (Ownership of assets), 18.15 (Intellectual Property Rights) 18.16 (ERISA), 18.17 (Anti-Terrorism Laws), 18.18 (UPC Financing), 18.19 (Investment Company Act) and 18.20 (Sanctions)) are true and correct in all material respects as if made at the first Utilisation Date in respect of Facility AT with reference to the facts and circumstances then existing, and as if each reference to the Finance Documents includes a reference to this Additional Facility AT Accession Agreement.

25.	Each Additional Facility AT Lender confirms to each Finance Party that:

(a)
it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and has not relied on any information provided to it by a Finance Party in connection with any Finance Document; and

(b)
it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.

26.
Each of the Additional Facility AT Lenders agrees that without prejudice to Clause 29.4 (Procedure for novations) of the Credit Agreement, each New Lender (as defined in the relevant Transfer Agreement referred to below) shall become, by the execution by the Facility Agent of a Transfer Agreement substantially in the form of Schedule 3 (Transfer Agreement) to this Additional Facility AT Accession Agreement, bound by the terms of this Additional Facility AT Accession Agreement as if it were an original party hereto as an Additional Facility AT Lender and shall acquire the same rights, grant the same consents and assume the same obligations towards the other parties to this Additional Facility AT Accession Agreement as would have been acquired, granted and assumed had the New Lender been an original party to this Additional Facility AT Accession Agreement as an Additional Facility AT Lender.

27.
We, the Additional Facility AT Lenders, acknowledge and agree that the Lender Asset Security Release Confirmation has been delivered by the Facility Agent to the Lenders and that the Security Agent is therefore irrevocably authorised in accordance with Clause 19.28(a) (Asset Security Release) of the Credit Agreement to execute such documents as may be required to ensure that the Security (other than (i) any Security required to be granted under paragraph (b)(ii) of the definition of “80% Security Test” and (ii) any Security provided over any account in connection with a Borrower providing cash cover for a Documentary Credit or an Ancillary Facility pursuant to Clause 6.9(a) (Cash Cover by Borrower) and Clause 1.2(a)(iv) (Construction) of the Credit Agreement) is released.

28.
The Facility Office and address for notices of each Additional Facility AT Lender for the purposes of Clause 36.2 (Addresses for notices) of the Credit Agreement will be that notified by each Additional Facility AT Lender to the Facility Agent.

29.	This Additional Facility AT Accession Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

30.
Clause 38 (Jurisdiction) of the Credit Agreement is incorporated into this Additional Facility AT Accession Agreement as if set out in full and as if references in that clause to a “Finance Document” are references to this

Additional Facility AT Accession Agreement.

31.
This Additional Facility AT Accession Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Additional Facility AT Accession Agreement by email (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Additional Facility AT Accession Agreement.

32.	This Additional Facility AT Accession Agreement is a Creditor Accession Undertaking as defined in the Intercreditor Agreement.
THIS ADDITIONAL FACILITY AT ACCESSION AGREEMENT is executed and delivered as a Deed on the date stated at the beginning of this Additional Facility AT Accession Agreement.

SCHEDULE 1
ADDITIONAL FACILITY AT LENDERS AND COMMITMENTS

Additional Facility AT Lender	Facility AT Commitment ($)
The Bank of Nova Scotia	700,000,000
Total	700,000,000

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS

1.	Constitutional Documents

(a)
A copy of the constitutional documents of each Obligor (other than UPC Financing) and the partnership agreement of UPC Financing or, if the Facility Agent already has a copy, a certificate of an authorised signatory of the relevant Obligor confirming that the copy in the Facility Agent's possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Additional Facility AT Accession Agreement.

(b)	An extract of the registration of each Obligor established in the Netherlands in the trade register of the Dutch Chamber of Commerce.

2.	Authorisations

(a)
A copy of a resolution of the board of managing and, to the extent applicable, board of supervisory directors (or equivalent) and, to the extent that a shareholders' resolution is required, a copy of the shareholders' resolution of each Obligor:

(i)
approving the terms of and the transactions contemplated by this Additional Facility AT Accession Agreement and (in the case of each of UPC Broadband and UPC Financing) resolving that it execute the same (and, in the case of the Guarantors and the Charging Entities (as defined in the Intercreditor Agreement)) resolving that it execute the confirmation described at paragraph 4 below; and

(ii)
(in the case of UPC Broadband and UPC Financing) authorising the issuance of a power of attorney to a specified person or persons to execute this Additional Facility AT Accession Agreement on its behalf and (in the case of the Guarantors and the Charging Entities (as defined in the Intercreditor Agreement)) authorising the issuance of a power of attorney to a specified person or persons to execute the confirmation described in paragraph 4 below.

(b)
A specimen of the signature of each person authorised pursuant to its constitutional documents or to the power of attorney referred to in paragraph (a) above to sign this Additional Facility AT Accession Agreement or the confirmation described in paragraph 4 below (as appropriate).

(c)
A certificate of an authorised signatory of UPC Broadband, each Guarantor and each Charging Entity certifying that each copy document specified in this Schedule and supplied by UPC Broadband, each Guarantor and each Charging Entity is correct, complete and in full force and effect as at a date no earlier than the date of this Additional Facility AT Accession Agreement.

3.	Legal opinions

(a)	A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties.

(b)	A legal opinion of Allen & Overy LLP, Dutch legal advisers to the Facility Agent, addressed to the Finance Parties.

(c)	A legal opinion of Allen & Overy LLP, New York legal advisers to the Facility Agent, addressed to the Finance Parties.

4.	Other documents

(a)
Confirmation (in writing) from (i) each of the Guarantors that its obligations under Clause 17 (Guarantee) of the Credit Agreement and (ii) each of the Charging Entities (as defined in the Intercreditor Agreement) that the Security Interests granted to the Beneficiaries pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total Commitments as increased by the addition of Facility AT and that such obligations shall be owed to each Finance Party including the Additional Facility AT Lenders.

(b)	A duly executed copy of the Fee Letter.

SCHEDULE 3
TRANSFER AGREEMENT

1.	Assignment and Assumption
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalised terms used but not defined herein shall have the meanings given to them in the Senior Facilities Agreement identified below (as amended, the “Senior Facilities Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns absolutely to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Senior Facilities Agreement, as of the Effective Date inserted by the Facility Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Senior Facilities Agreement and any other documents or instruments delivered (including the Security Documents) pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit or guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any person, whether known or unknown, arising under or in connection with the Senior Facilities Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to paragraph (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to paragraphs (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

_______________________

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

1. Assignor[s]:	_______________________________________
_______________________________________
[Assignor [is] [is not] a Defaulting Lender]	_______________________________________
2. Assignee[s]:	_______________________________________
[for each Assignee, indicate [Affiliate][other]
3. Borrower(s):	_______________________________________
4. Facility Agent:	[●], as the facility agent under the Senior Facilities Agreement
5. Senior Facilities Agreement:	[The [amount] Senior Facilities Agreement dated as of [●] among [name of Borrower(s)], the Lenders parties thereto and [name of Facility Agent], as Facility Agent]
6. Assigned Interest[s]:
Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Advances for all Lenders[8]	Amount of Commitment Advances Assigned	Percentage Assigned of Commitment/ Advances[9]	CUSIP Number
$	$	%
$	$	%
$	$	%

_______________________

5 List each Assignor, as appropriate.
6 List each Assignor, as appropriate.
7 Fill in the appropriate terminology for the types of facilities under the Senior Facilities Agreement that are being assigned under this Assignment.
8 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
9 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2.	Accession to the Intercreditor Agreement
We further refer to clause 22.3 (Change of Senior Lender, Pari Passu Creditors, Second Lien Lender and Noteholders) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the [ ], it will be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

[7. Trade Date:	___________________________________________][10]

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY FACILITY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR[S]11
[NAME OF ASSIGNOR]
By:
Title:
[NAME OF ASSIGNOR]
By:
Title:
ASSIGNEE[S]12
[NAME OF ASSIGNEE]
By:
Title:
[NAME OF ASSIGNEE]
By:
Title:

_______________________

10 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.
11 Add additional signature blocks as needed.
12 Add additional signature blocks as needed.

ADMINISTRATIVE AND FACILITY OFFICE DETAILS
Facility Office Address:
Please provide administrative details of the Assignee, to the extent such details have not been provided to the Facility Agent by way of a prior administrative form.
Administrative Office Address:
Contact Name:
Account for Payments:
Fax:
Telephone:13
[Accepted:
[NAME OF FACILITY AGENT], as
Facility Agent
By:
Title:
[NAME OF SECURITY AGENT], as
Security Agent
By:
Title:
[Consented to:]14
[NAME OF RELEVANT PARTY]
By:
Title:
WARNING: PLEASE SEEK DUTCH LEGAL ADVICE (I) UNTIL THE COMPETENT AUTHORITY PUBLISHES ITS INTERPRETATION OF THE TERM "PUBLIC" (AS REFERRED TO IN ARTICLE 4.1(1) OF THE CAPITAL REQUIREMENTS REGULATION (EU/575/2013)), IF ANY AMOUNT LENT TO A DUTCH BORROWER IS TO BE ASSIGNED WHICH IS LESS THAN EUR100,000 (OR ITS EQUIVALENT IN ANOTHER CURRENCY) AND (II) AS SOON AS THE COMPETENT AUTHORITY PUBLISHES ITS INTERPRETATION OF THE TERM "PUBLIC", IF THE NEW LENDER IS CONSIDERED TO BE PART OF THE PUBLIC ON THE BASIS OF THAT INTERPRETATION.

_______________________

13 To be replicated for each Assignee.
14 To be added only if the consent of the Parent and/or other parties (e.g. L/C Bank) is required by the terms of the Senior Facilities Agreement.

ANNEX 1
[__________________]15
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties

(a)
Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Senior Facilities Agreement or any other Finance Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Finance Documents or any collateral thereunder, (iii) the financial condition of the Obligors, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Finance Document, or (iv) the performance or observance by the Obligors, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Finance Document.

(b)
Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Senior Facilities Agreement, (ii) it meets all the requirements to be an assignee under Clause 29.3 (Transfers by Lenders) of the Senior Facilities Agreement (subject to such consents, if any, as may be required under Clause 29.3 (Transfers by Lenders) of the Senior Facilities Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Senior Facilities Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Senior Facilities Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Clause 19.2 (Financial Information) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Facility Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) [if it is a Treaty Lender] attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Senior Facilities Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Facility Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Finance Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Finance Documents are required to be performed by it as a Lender.

_______________________

13 Describe Senior Facilities Agreement at option of Facility Agent.

2.	Payments
From and after the Effective Date, the Facility Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.16 Notwithstanding the foregoing, the Facility Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.	General Provisions
This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, English Law.

_______________________

16 The Facility Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate: “From and after the Effective Date, the Facility Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Facility Agent for period prior to the Effective Date or with respect to the making of this assignment directly between themselves.”

SCHEDULE 4
[INTENTIONALLY LEFT BLANK]

SCHEDULE 5
[INTENTIONALLY LEFT BLANK]

SCHEDULE 6
ADDITIONAL AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 6 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.
Transfers: amend Clause 29.3 (Transfers by Lenders) of the Credit Agreement to provide that the consent of UPC Broadband or a Borrower is not required for any assignment, transfer or novation by a Lender if an Event of Default is outstanding pursuant to any of Clauses 21.2 (Non-payment), 21.6 (Insolvency), 21.7 (Insolvency Proceedings), 21.9 (Creditors’ Process) or 21.10 (Similar Proceedings) only (rather than if any Event of Default is outstanding).

2.
New RCF Maintenance Covenant: amend the Credit Agreement to provide that: amendments and waivers of Clauses 20.2 (Financial Ratio) to 20.4 (Cure provisions) and Clause 21.18 (Acceleration Following Financial Ratio Breach) shall only be made with the consent of UPC Broadband and the Composite Revolving Facility Instructing Group and shall not require the consent of any other Finance Party.

SCHEDULE 7
FOURTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
[INTENTIONALLY LEFT BLANK]

SCHEDULE 8
FIFTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 8 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.	Negative Pledge:

(a)	delete clause 19.8(a) in its entirety and replace it as follows:
“(a)    Each Obligor (other than UPC Broadband Holdco, any Permitted Affiliate Holdco and any Subsidiary of UPC Broadband Holdco or any Permitted Affiliate Holdco which is permitted to issue, and has issued, Holdco Debt) will not permit any Security Interest by any member of the Borrower Group to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future Financial Indebtedness of any member of the Borrower Group or any other person, other than:

(i)	Permitted Security Interests; or

(ii)
any Security Interest over any present or future undertakings, assets, rights or revenues that is not subject to Security (such Security Interest, the “Initial Security Interest”) if, contemporaneously with the incurrence of such Initial Security Interest, effective provision is made to secure the Financial Indebtedness due under this Agreement equally and ratably with (or prior to, in the case of any Security Interest with respect to Financial Indebtedness that ranks junior to the Facilities) the Financial Indebtedness secured by such Initial Security Interest so long as such Financial Indebtedness is so secured.”

(b)	include a new clause 19.8(d) as follows:

“(d)
Any Security Interest created pursuant to the proviso described in Clause 19.8(a)(ii) securing of the Financial Indebtedness due under this Agreement will be automatically and unconditionally released and discharged upon the release and discharge of the Initial Security Interest to which it relates (and, to the extent required, the Facility Agent and the Security Agent are hereby irrevocably authorised and instructed by the Lenders to enter into such documentation as is reasonably required to effect such release).

2.
Solvent Liquidation: Amend Clause 28.4 (Release of Guarantees and Security) of the Credit Agreement to provide for equivalent releases as a result of, and in connection with, any solvent liquidation or dissolution that complies with Clause 19.30 (Internal Reorganisations).

3.
Non-Consenting Lenders: Remove the timing window of 90 days during which UPC Broadband may exercise its rights as set out in Clause 28.9(b) (Replacement of Lenders) such that UPC Broadband may exercise such rights at any time.

SCHEDULE 9
SIXTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 9 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.	Amendments and waivers: amend Clause 28.2 (Exceptions) to include the following as a new Clause:
“Notwithstanding anything to the contrary in the Finance Documents, a Finance Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Finance Document with the consent of the UPC Broadband.”

2.
Interest Period: amend Clause 11.2(b) (Selection of Interest Periods) to provide that the applicable Interest Period for the first Advance under any Term Facility may be any other period of six months or less as agreed to by the Borrower and the Facility Agent.

3.	Transfers by Obligors: include the following as a new carve out to Clause 29.2(a) (Transfers by Obligors):
“provided that a Borrower (a “Novating Borrower”) may assign or transfer any of its rights, benefits and obligations under this Agreement to another Borrower incorporated in the same jurisdiction as that Novating Borrower and which is a directly or indirectly wholly owned Subsidiary of (i) UPC Broadband or (ii) a Permitted Affiliate Parent (as applicable) if UPC Broadband delivers to the Facility Agent:

(a)
a solvency opinion, in form and substance reasonably satisfactory to the Facility Agent, from an independent financial advisor confirming the solvency of the Borrower Group, taken as a whole, after giving effect to any transactions related to such assignment or transfer; and

(b)
legal opinions, in form and substance reasonably satisfactory to the Facility Agent, confirming that, after giving effect to any transactions related to such assignment or transfer, the Security created by the Security Documents as amended, extended, renewed, restated, supplemented, modified or replaced represents valid and perfected Security not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Security were not otherwise subject to immediately prior to such assignment or transfer.”

4.	Sub-participations:

(a)	Include a new definition of Sub-participation as follows:
“Sub-participation” means any sub-participation or sub-contract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any credit default or total return swap or derivative (whether disclosed undisclosed, risk or funded) by a Lender of or in relation to any of its rights or obligations under, or its legal, beneficial or economic interest in relation to, the Facilities and/or Finance Documents to a counterparty and “sub-participate” shall be construed accordingly.

(b)
Amend Clause 29.3 (Transfers by Lenders) in order that this clause includes a restriction on sub-participations of rights and obligations and is subject to the same consent regime as for assignments and transfers in accordance with recent Liberty precedent.

(c)	Add a new clause as follows:
“[29.4]     Sub-participation
Notwithstanding anything to the contrary in Clause 29.4 (Transfers by Lenders) there shall be no restrictions on sub-participations provided that:

(a)	such Lender remains a Lender under this Agreement with all rights and obligations pertaining thereto and remains liable under the Finance Documents for any such obligation;

(b)
such Lender retains exclusive control over all rights and obligations in relation to the participations and Commitments that are the subject of the relevant agreement or arrangement, including all voting rights (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations), unless:

(i)	the proposed sub-participant is a person to whom the relevant rights and obligations could have been assigned or transferred in accordance with the terms of this Clause 29 and,

(ii)
prior to entering into the relevant agreement or arrangement, the relevant Lender provides UPC Broadband with full details of that proposed sub-participant and any voting, consultation or other rights to be granted to the sub-participant;

(c)	the relationship between the Lender and the proposed sub-participant is that of a contractual debtor and creditor (including in the bankruptcy or similar event of the Lender or an Obligor);

(d)	the proposed sub-participant will have no proprietary interest in the benefit of this Agreement or any of the Finance Documents or in any monies received by the relevant Lender under or in relation to this Agreement or any of the Finance Documents (in its capacity as sub-participant under that arrangement); and

(e)
the proposed sub-participant will under no circumstances: (i) be subrogated to, or be substituted in respect of, the relevant Lender’s claims under this Agreement or any of the Finance Documents; or (ii) otherwise have any contractual relationship with, or rights against, the Obligors under or in relation to this Agreement or any of the Finance Documents (in its capacity as sub-participant under that arrangement).”

(d)	Include the additional provision as follows:
“Clause [29.5] Sub-participant Register

“(a)
In the case of a sub-participation (or any other agreement or arrangement having an economic effect substantially similar to a sub-participation) (in each case, other than any non-voting derivatives (which are not participations) which would otherwise be caught by the definition of “sub-participation”), the person granting the sub-participation (or similar right) shall, acting solely for these purposes as non-fiduciary agent for the Borrower, maintain a register (a “Sub-Participant Register”) on which it enters the name and address of each sub-participant (or person holding the similar right) and the Commitment and obligations (including principal and stated interest) in which each sub-participant (or other person) has an interest or obligation.

(b)
Notwithstanding anything to the contrary hereunder, including without limitation Clause 27 (Evidence and Calculations), the entries in the Sub- Participant Register shall be conclusive absent manifest error, and such person maintaining the Sub-Participant Register shall treat each person whose name is recorded in the Sub-Participant Register as the owner of such sub-participation (or similar right) for all purposes of a Finance Document notwithstanding any notice to the contrary.

(c)
Without prejudice to the other provisions of this Clause 29, no Lender shall have any obligation to disclose all or any portion of the Sub-Participant Register to any person (including the identity of any sub-participant or any information relating to a sub-participant’s interest in any Loans, Commitments or other obligations under any Finance Documents) except to the extent that such disclosure to a tax authority is necessary to establish that such Loan, Commitment or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or is otherwise required thereunder.”

(e)	Delete Clause 29.3(b)(iii) (Transfers by Lenders).

(f)	Amend Clause 29.10 (Register) to add the following to such Clause:
“Without limitation of any other provision of this Clause 29, no transfer of an interest in a Loan or Commitment hereunder shall be effective unless and until recorded in the Register.”

SCHEDULE 10
SEVENTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 10 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.	Alternative Benchmarks:

(a)	Add the following new definitions to Clause 1.1 (Definitions) as follows:
“Alternative Benchmark Commencement Date” means any Business Day on which the Facility Agent and UPC Broadband agree upon an Alternative Benchmark Rate.
“Alternative Benchmark Rate” means any alternative benchmark rate agreed in writing between the Facility Agent (acting in its sole discretion and, for the avoidance of doubt, without any requirement to consult with or seek any consent or instruction from the Lenders or any other Finance Party) and UPC Broadband from time to time.

(b)	Replace the definition of “Screen Rate” in Clause 1.1 (Definitions) with the following:
“Screen Rate” means:
(a)    in relation to LIBOR:

(i)
at any time prior to an Alternative Benchmark Commencement Date in relation to LIBOR, the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); or

(ii)
at any time on or following an Alternative Benchmark Commencement Date in relation to LIBOR, the Alternative Benchmark Rate for the relevant currency and period displayed on any page of any screen of an information service as the Facility Agent may specify after consultation with UPC Broadband on or about the relevant Alternative Benchmark Commencement Date; and

(b)    in relation to EURIBOR:

(i)
at any time prior to an Alternative Benchmark Commencement Date in relation to EURIBOR, the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); or

(ii)
at any time on or following an Alternative Benchmark Commencement Date in relation to EURIBOR, the Alternative Benchmark Rate for Euro for the relevant period displayed on any page of any screen of an information service as the Facility Agent may specify after consultation with UPC Broadband on or about the relevant

Alternative Benchmark Commencement Date,
provided that, in each case, if such page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with UPC Broadband.

2.	Cost of Funds:

(a)
Amend paragraph (b) of Clause 14.4 (Cost of Funds) such that it also applies if LIBOR or EURIBOR is to be determined by reference to a Reference Bank Rate or an Alternative Reference Bank Rate and to provide that, in entering into negotiations with UPC Broadband with a view to agreeing a substitute basis for determining the rate of interest, the Facility Agent may act in its sole discretion and will not be required to consult with or seek any consent or instruction from the Lenders or any other Finance Party.

(b)	Delete paragraph (c) of Clause 14.4 (Cost of Funds) and replace it with the following:
“Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of the Facility Agent (acting in its sole discretion and, for the avoidance of doubt, without any requirement to consult with or seek any consent or instruction from the Lenders or any other Finance Party) and UPC Broadband, be binding on all Parties.”

3.	Amendments and Waivers:

(a)	Amend paragraph (e) of Clause 28.2 (Exceptions) to add the following additional limb:
“(iv)    relates to the implementation of any alternative basis for the calculation of interest that is binding on all Parties in accordance with paragraph (c) of Clause 14.4 (Cost of Funds).”

(b)	Amend Clause 28.2 (Exceptions) to include the following additional paragraph:
“If any Screen Rate is not available for a currency which can be selected for an Advance, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to that currency in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Facility Agent (acting in its sole discretion and, for the avoidance of doubt, without any requirement to consult with or seek any consent or instruction from the Lenders or any other Finance Party) and UPC Broadband.”

4.	Related Fund: amend clause 1.1 (Definitions) to delete the definition of “Related Fund” and replace it with the following:
“Related Fund” in relation to a fund or account that, in each case, invests in commercial loans (the “first fund”), means any other fund or account that, in each case, invests in commercial loans which is managed or administered directly or indirectly by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund or account that, in each case, invests in commercial loans whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.”

SCHEDULE 11
EIGHTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 11 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.	Ancillary Facility Lender: delete the definition of Ancillary Facility Lender and replace it with the following:
““Ancillary Facility Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 7 (Ancillary Facilities).”

2.	Agent’s Spot Rate of Exchange: delete the definition of Agent’s Spot Rate of Exchange and replace it with the following:
““Agent’s Spot Rate of Exchange” means, in relation to two currencies, the Facility Agent’s spot rate of exchange for the purchase of the first-mentioned currency with the second-mentioned currency in the London foreign exchange market at or about 11.00 am on a particular day.”

3.	Excess Capacity Network Service: include the following new definition in Clause 1.1 (Definitions):
““Excess Capacity Network Services” means the provision of network services, or agreement to provide network services, by a member of the Borrower Group in favour of one or more other members of the Wider Group where such network services are only provided in respect of the capacity available to such member of the Borrower Group in excess of that network capacity it requires to continue to provide current services to its existing and projected future customers and to allow it to provide further services to both its existing and projected future customers.”

4.	Financial Indebtedness: amend the definition of Financial Indebtedness to delete limb (d) and replace it with the following:
“(for the purposes of Clause 22.5 (Cross-default) only) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the mark-to-market value (or, if any actual amount is due as a result of the termination or close-out of all or part of that derivative transaction, that amount together with the mark-to-market value of any part of that derivative transaction in respect of which no amount is due as a result of a termination or close-out) shall be taken into account); and”

5.	Guarantor: delete the definition of Guarantor and replace it with the following:
““Guarantor” means an Original Guarantor and each Additional Guarantor (including each 2017 First Amendment Effective Date Guarantors) and either one of them as the context requires, provided that in either case, such person has not been released from its rights and obligations as a Guarantor hereunder pursuant to this Agreement.”

6.
Impaired Agent: amend limb (c) of the definition of Impaired Agent to include the words “or (c)” before the words “of the definition of “Defaulting Lender”“ and to replace the word “or” between the words “paragraph (a)” and “(b)”with a comma.

7.	Permitted Acquisition: amend the definition of Permitted Acquisition to:

(a)	amend limb (k) to include the words “, within 60 days of the date of such conversion,” after the words “ensure that the Security Agent is”; and

(b)	include an additional limb as follows:
“any acquisition by any member of the Borrower Group of any Senior Unsecured Notes provided that an amount equal to the purchase price paid for the acquisition of any such Senior Unsecured Notes could have been used by such member of the Borrower Group to fund a Permitted Payment and provided further that to the extent any such acquisition is made in reliance on any basket amount provided for under the definition of “Permitted Payment”, such amount shall be reduced by an amount equal to the consideration paid for such acquisition;”

8.	Permitted Financial Indebtedness:

(a)	Amend limb (xvii) of the definition of Permitted Financial Indebtedness to delete the words “Default or”.

(b)	Include the following additional sub-paragraphs to the definition of Permitted Financial Indebtedness in Clause 19.13(b) (Restrictions on Financial Indebtedness):

(i)
“any Financial Indebtedness of a member of the Borrower Group (A) incurred and outstanding on the date on which such member of the Borrower Group was acquired by another member of the Borrower Group or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) a member of the Borrower Group or became an Affiliate Subsidiary (“Acquired Debt”) or (B) incurred to provide all or a portion of the funds utilised to consummate the transaction or series of related transactions pursuant to which such person became a member of the Borrower Group or was otherwise acquired by a member of the Borrower Group or became an Affiliate Subsidiary (“Acquisition Debt”); provided that immediately following the consummation of the acquisition of such member of the Borrower Group or such other transaction, (x) an Obligor would have been able to incur €1.00 of additional Financial Indebtedness pursuant to sub-paragraph (xxii) after giving pro forma effect to the relevant acquisition or other transaction and the incurrence of such Financial Indebtedness pursuant to this paragraph or (y) the ratio of Senior Net Debt to Annualised EBITDA would not be greater than it was immediately prior to such acquisition or such other transaction;

(ii)	any Financial Indebtedness arising under Refinancing Indebtedness;”.

(c)
Amend sub-paragraph (A) of Clause 19.13(b)(xxiv) (Restrictions on Financial Indebtedness) to delete the words “on the last date of the Financial Quarter” and to add the following words after the words “greater than 5.50:1”:

“or, in the case of Acquired Debt or Acquisition Debt, the ratio of Total Net Debt to Annualised EBITDA would not be greater than it was immediately prior to the relevant acquisition or other transaction”.

9.	Permitted Payments:

(a)	Amend limb (xxxvii) of the definition of Permitted Payment to delete “2%” and replace it with “3%”.

(b)	Amend limb (xiv)(A) of the definition of Permitted Payment to replace the words “three days” with the words “three Business Days”.

(c)	Amend paragraph (e) of Clause 19.14 (Restricted Payments) to include the words “and is continuing”

after the words “Relevant Event has occurred”.

10.	Signing Date: amend all references to “the date of this Agreement” or “the date hereof” (as applicable) to “the Signing Date”.

11.	Wider Group: amend paragraphs (a) and (b) of the definition of Wider Group to add the words “(other than a member of the Borrower Group)” at the end, and make all necessary consequential changes.

12.	Resignation of Obligors
Add a new “Clause [X] (Resignation of an Obligor (other than UPC Broadband))” to the Credit Agreement on terms consistent with those in Clause 29.11 (Resignation of an Obligor (other than the Company)) of the credit agreement originally dated 1 August 2007 between among others Telenet BVBA as the Company and The Bank of Nova Scotia as the Facility Agent as last amended and restated on 16 November 2018, mutatis mutandis, and make all conforming changes required to incorporate such clause.

13.	Guarantees: amend Clause 19.15 (Loans and Guarantees) to include additional limbs as follows:

(a)
“any loans or guarantees relating to Excess Capacity Network Services provided that the price payable to any member of the Borrower Group in relation to such Excess Capacity Network Services is no less than the Cost incurred by the relevant member of the Borrower Group in providing such Excess Capacity Network Services;”; and

(b)
“any guarantees or similar undertakings granted by any member of the Borrower Group in favour of any tax authority in respect of any obligations of a member of the Borrower Group in respect of tax in order to facilitate the winding up of any member of the Borrower Group provided that the Facility Agent shall have first received confirmation from UPC Broadband that based on discussions with such tax authority and UPC Broadband’s reasonable assumptions, UPC Broadband does not believe that the liability under such guarantee will exceed €15,000,000 (such confirmation to be supported by a letter from UPC Broadband’s auditors for the time being, confirming that based on UPC Broadband’s calculations of such tax liability UPC Broadband’s confirmation is a reasonable assessment of such tax liability);”

14.	Construction:

(a)	Amend Clause 1.2(a) (Construction) to add the following additional limb:
“No Default, Event of Default or breach of any representation and warranty or undertaking under the Finance Documents shall arise merely as a result of a subsequent change in the Euro equivalent of any relevant amount due to fluctuations in exchange rates.”

(b)	Amend Clause 1.2 (Construction) to include the following wording at the start of sub-paragraph (a)(iv)(C) of Clause 1.2 (Construction):
“if requested by the relevant L/C Bank or Ancillary Facility Lender,”

(c)	Amend Clause 1.2 (Construction) to include an additional limb in paragraph (a) as follows:
““determines” or “determined” means, save as otherwise provided herein, a determination made in the absolute discretion of the person making the determination;”

(d)	Amend Clause 1.2 (Construction) to include additional limbs of Clause 1.2 as follows:

(a)	“This Agreement is entered into subject to, and with the benefit of, the terms of the Intercreditor

Agreement.”

(b)
“Notwithstanding anything to the contrary in this Agreement, the terms of the Intercreditor Agreement will prevail if there is a conflict between the terms of this Agreement and the terms of the Intercreditor Agreement.”

(e)	Where relevant in the Credit Agreement, amend references to “company” or “entity” to “person” in accordance with paragraph (a)(xiii) of Clause 1.2 (Construction).

(f)	Delete Clause 13.1(b) (Tax Gross-Up and Indemnities).

(g)	Delete Clause 1.2(a)(v) (Construction) and replace it with the following:
“a Default (other than an Event of Default) is “continuing” if it has not been remedied or waived, an Event of Default is “continuing” if it has not been remedied or waived and a breach of the undertaking set out in Clause 20.2 (Financial Ratio) is “continuing” if it has not been remedied, waived or cured in accordance with paragraph (b) of Clause 20.2 (Financial Ratio) or Clause 20.4 (Cure provisions);”.

15.	Springing financial covenant:

(a)	Amend paragraph (a) of Clause 20.2 (Financial Ratio) to add the words “less cash of the Borrower Group” after the words “and any net indebtedness under each Ancillary Facility”.

(b)	Amend paragraph (b) of Clause 20.4 (Cure provisions) to delete the reference to “15 Business Days” and replace it with a reference to “30 Business Days”.

16.
Share Capital: amend Clause 19.19 (Share Capital) to add words “that is a member of the Borrower Group” after the words “Each Obligor” and before the words “will not” and to add the following additional exceptions:

“any payment to an Obligor (or, if not paid directly, results in the creation of a receivable from an Obligor or member of the Borrower Group towards the Obligor effecting the capital decrease or share redemption);
to the extent it is a payment by a non-Obligor to another non-Obligor;
to the extent it is carried out through an incorporation of losses;
to the extent it relates to the cancellation of the share capital of any member of the Borrower Group or any Obligor.”

17.	Representations:

(a)	Delete Clause 18.11 (Security Interests) in its entirety and make any conforming changes.

(b)
Amend paragraph (b) of Clause 18.12 (Litigation and Insolvency Proceedings) to replace the words “member of the Borrower Group which is a Material Subsidiary” with the words “Obligor or Material Subsidiary”.

(c)
Amend paragraph (b) of Clause 18.17 (Anti-Terrorism Laws) to delete the words “It and each of its Affiliates have taken commercially reasonable measures to ensure compliance with the Anti-Terrorism Laws” and to replace them with “It has taken commercially reasonable measures to ensure compliance with the Anti-Terrorism Laws.”

18.	Defaulting Lenders: amend paragraph (a) of Clause 28.8 (Disenfranchisement of Defaulting Lenders) such that it reads as follows:

“In ascertaining the Majority Lenders, affected Lenders, all Lenders or any other class of Lenders (as applicable) or whether any given percentage (including, for the avoidance of doubt, unanimity) of any of the Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, a Defaulting Lender’s Available Commitments and participations will be deemed to be zero.”

19.	EBITDA: amend the definitions of “EBITDA” in Clause 20.1 (Financial definitions):

(a)	at paragraph (m) to include the words “or transfer of assets” after the words “sale of any assets”;

(b)	to amend paragraph (j) to read as follows:
“any adjustments to reduce the impact of the cumulative effect of a change in accounting principles or policies and changes as a result of the adoption or modification of accounting principles or policies.”

(c)	at paragraph (z) in order that the following words are deleted:
“to the extent that such fees or other amounts:

(i)	are not included in UPC Broadband’s externally reported operating cash flow or equivalent measure; or

(ii)	are deemed to be exception of unusual items”; and

(d)	at paragraph (l) to add the words “or other equity based” after the words “any stock based”.

20.
Notes Refinancing: amend the definitions of Senior Secured Notes Refinancing and Senior Unsecured Refinancing in Clause 1.1 (Definitions) to delete the word “reasonable” before the words “fees, costs and expenses”.

21.
Optional Currency: amend the definition of Optional Currency in Clause 1.1 (Definitions) in order that the words “in relation to that Advance” are included after the words “acting on the instructions of all the affected Lenders”.

22.	Permitted Acquisition: amend the definition of Permitted Acquisition in Clause 1.1 (Definitions):

(a)	at paragraph (g) to replace the words “10 Business Days” with the words “60 days”; and

(b)	at paragraph (o) to replace the words “less than a 50 per cent. interest” with the words “an interest of 50 per cent. or less”.

23.	Exchange Rates: add a new clause 1.5 as follows:
“1.5    Exchange Rates
When applying any monetary limits, thresholds and other exceptions to the representations and warranties, undertakings and Events of Default under the Finance Documents, the equivalent to an amount in Euro shall be calculated at a rate for the conversion of the relevant non-Euro currency into Euro which is, at the election of UPC Broadband (a) a rate selected by UPC Broadband (acting reasonably and in good faith) or (b) the Agent’s Spot Rate of Exchange, in each case, as at the time of any relevant action.”

24.	Increase: amend paragraph (b) of Clause 2.2 (Increase) to add a new limb (iii) as follows:
“the Commitments of a Lender in accordance with Clause 10.7 (Right of prepayment and cancellation of a Single Lender),”

25.	Tax Indemnity: amend paragraph (b) of Clause 13.4 (Tax Indemnity) to add an additional limb as follows:

“that has been compensated for by a payment under Clause [13.8] [(Stamp Taxes)] or would have been compensated for by such a payment, but for the application of any exception in such Clause;”

26.	Representations: amend Clause 18 (Representations and Warranties) by inserting the word “substantially” after the word “business” at Clause 18.2(b) (Status).

27.	Breach of obligations EOD: amend Clause 21.3(a) (Breach of Other Obligations) to add the following language at the end:
“, unless the non-compliance:
(i)    is capable of remedy; and

(ii)	is remedied within 28 days of the earlier of the Facility Agent giving notice of the breach to UPC Broadband and any Obligor becoming aware of the non-compliance.”

28.	Cross Default EOD: amend Clause 21.5 (Cross-default):

(a)	by deleting the words “or is placed on demand, in each case;” at paragraph (b):

(b)
at paragraph (d)(v), by deleting the words “is not placed on demand, becomes” and replacing them with the words “does not become” and adding the word “not” before the words “otherwise accelerated during that period”; and

(c)	by adding the following additional limb to paragraph (d):
“if the relevant Financial Indebtedness is covered by a Documentary Credit or a letter of credit, bank guarantee, indemnity or other documentary credit under an Ancillary Facility;”.

29.	Ratio Period: delete the definition of Ratio Period and replace it with the following:
““Ratio Period” means each period of approximately six months covering two quarterly Accounting Periods of the Borrower Group ending on each date to which each set of financial statements required to be delivered under Clause 19.2(a)(i) or (ii) (Financial statements) are prepared (“L2QA Test Period”), provided that UPC Broadband may make an election to establish that “Ratio Period” means each period of approximately 12 months covering four quarterly Accounting Periods of the Borrower Group ending on each date to which each set of financial statements required to be delivered under Clause 19.2(a)(i) or (ii) (Financial statements) are prepared (“LTM Test Period”) (and if such an LTM Test Period election has been made, UPC Broadband may not elect to change from LTM Test Period back to the L2QA Test Period).”

30.	Annualised EBITDA: delete the definition of Annualised EBITDA and replace it with the following:
““Annualised EBITDA” means:

(a)
for the purposes of the definition of Permitted Acquisition and Clause 19.11 (Disposals) in respect of any person, if the L2QA Test Period applies in accordance with the definition of “Ratio Period”, two times EBITDA of that person (calculated on a consolidated basis) for that Ratio Period, and if UPC Broadband has made an LTM Test Period election in accordance with the definition of “Ratio Period”, EBITDA of that person (calculated on a consolidated basis) for that Ratio Period; and

(b)
for all other purposes, in respect of any Ratio Period, if the L2QA Test Period applies in accordance with the definition of “Ratio Period”, two times EBITDA of the Borrower Group for that Ratio Period, and if UPC Broadband has made an LTM Test Period election in accordance with the definition of “Ratio

Period”, EBITDA of the Borrower Group for that Ratio Period, provided that, at the option of UPC Broadband, Annualised EBITDA may be determined for any person or the Borrower Group (as applicable) based on (i) the internal financial statements of the Reporting Entity available immediately preceding the date of determination of Annualised EBITDA or (ii) the financial statements of the Reporting Entity most recently available under paragraph (a) of Clause 19.2 (Financial information).”

31.	Additional Facility:

(a)	Amend paragraph (h) of Clause 2.3 (Additional Facility) and paragraphs (a) and (b) of Clause 2.4 (Overall Facility Limits) to amend each reference from “Advances” and “advances” to “Utilisations”.

(b)	Amend limb (ii)(D) and (iii)(E) of paragraph (h) of Clause 2.3 (Additional Facility) to delete the word “reasonable” before the word “fees”.

(c)	Add an additional limb to Clause 2.3 (Additional Facilities) as follows:
“With the prior written consent of UPC Broadband, the Facility Agent is authorised and instructed to enter into such documentation as is reasonably required to amend this Agreement and any other Finance Document (in accordance with terms of this Clause 2.3 (Additional Facilities)) to reflect the terms of each Additional Facility without the consent of any Lender other than the applicable Additional Facility Lender.”

(d)	Delete Clause 2.3(h)(ii) (A), (B) and (C).

(e)	Delete Clause 2.3(h)(iii) (B), (C) and (D).

(f)	Amend sub-paragraph (g)(i) of Clause 2.3 (Additional Facilities) to include the following words after the words “less than 4.50:1”:
“or, in the case of an Additional Facility proposed to be used for Acquisition Debt, the ratio of Senior Net Debt to Annualised EBITDA would not be greater than it was immediately prior to the relevant acquisition or such other transaction”.

32.	Revaluation of Documentary Credits:

(a)
Amend paragraph (a) of Clause 6.4 (Revaluation of Documentary Credits) to replace the words “at six monthly intervals after the date of the Documentary Credit” with the words “on the last Business Day of each financial year”.

(b)	Amend paragraph (b) of Clause 6.4 (Revaluation of Documentary Credits) to replace the words “three Business Days” with the words “ten Business Days”.

33.	Shareholder Loans:
At clause 19.22 (Shareholder Loans) delete the reference to “procure that prior to” and replace it with a reference to “procure that within 60 days of”.

34.	Clean Up Period:
Amend the definition of Clean Up Period in Clause 21.3 (Breach of Other Obligations) to replace the words “120 days” with the words “180 days”.

35.	Intercreditor Agreement:
Amend paragraph (a) of Clause 21.14 (Breach of Intercreditor Agreement) to include the word “material” before the word “obligations”.

36.	Acceleration:
Amend Clause 21.18 (Acceleration) to replace the words “may, and if so directed by the Majority Lenders will” with the words “shall, if the Majority Lenders so direct”.

37.	Changes to the Parties:

(a)	Amend the new language to be included pursuant to paragraph 3 of Schedule 9 of this Agreement to add the words “except to the extent permitted by this Agreement and” at the start of the paragraph.

(b)	Amend paragraph (c)(i) of Clause 29.8 (Additional Obligors) to add the words “under the relevant Facility” after the words “Majority Lenders”.

38.	Permitted Payment: add a new limb to the definition of Permitted Payment in Clause 19.14(c) (Definitions) as follows:
“to any Designated Notes Issuer (as defined in the definition of Affiliate) in connection with any fees, costs, indemnity claims or other expenses payable to it in connection with transactions related to the issuance of any notes, bonds or other securities;”

39.	Permitted Affiliate Group Designation: amend limb (iv)(C) of Clause 29.7(a) (Permitted Affiliate Group Designation) to include the words “if available,” at the start of the limb.

40.	Restricted Person: amend the definition of Restricted Person in Clause 1.1 (Definitions) such that it reads as follows:
““Restricted Person” means any Affiliate of a Borrower and, following any Parent Joint Venture Transaction, any Joint Venture Parent, any Subsidiary of the Joint Venture Parent and any Parent Joint Venture Holders (in each case, other than a member of the Borrower Group) provided that any Designated Notes Issuer (as defined in the definition of Affiliate) that is not a member of the Borrower Group shall, notwithstanding the proviso to the definition of “Affiliate”, be a “Restricted Person” except for the purposes of:

(a)	the definition of “Pledge of Subordinated Shareholder Loans”;

(b)	the definition of “Subordinated Creditor”;

(c)	Clause 19.22 (Shareholder Loans);

(d)	Clause 19.13(c) (Restrictions on Financial Indebtedness); and

(e)	paragraph 3(d) of Part 2 of Schedule 2 (Conditions Precedent Documents).”

41.	Affiliate: amend the definition of Affiliate in Clause 1.1 (Definitions) such that it reads as follows:
“Affiliate” means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company provided that in relation to any clause, reference or provision that uses such term:

(a)	an Affiliate of UPC Broadband that issues any notes, bonds or other securities for the purpose of on-lending the proceeds of such issuances under a Facility and to a Borrower under this Agreement and which acts in accordance with the terms of any indentures or other documents governing such issuances (a “Designated Notes Issuer”) shall not be an Affiliate of UPC Broadband or any of its Affiliates; and

(b)	a Designated Notes Issuer shall be deemed not to be managed by, or under the control of, UPC Broadband or any of its Affiliates.”

42.
Change of L/C Bank: add the words “in relation to the Facility in respect of which such Documentary Credits are issued” after the words “Majority Lenders” in paragraph (c) of Clause 6.11 (Appointment and Change of L/C Bank).

43.	Governing law:

(a)	Delete Clause 41 (Governing law) and replace it with the following:
“41.    GOVERNING LAW
This Agreement, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with English law.”

(b)	Amend the governing law provisions of the schedules to the Credit Agreement to refer to “non-contractual obligations” in conformity with paragraph (a) above.

44.	Construction:
Add a new Clause [1.6] (Baskets) as follows:

(a)
In the event that any amount or transaction meets the criteria of more than one of the baskets or exceptions set out in this Agreement, UPC Broadband, in its sole discretion, will classify and may from time to time reclassify that amount or transaction to a particular basket or exception and will only be required to include that amount or transaction in one of those baskets or exceptions (and, for the avoidance of doubt, an amount or transaction may at the option of UPC Broadband be split between different baskets or exceptions).

(b)
Any amounts incurred or actions taken on the basis of any basket, test or permission where an element is set by reference to a percentage of EBITDA or Total Assets (“EBITDA or Total Assets based basket”) shall (provided that such amounts or actions taken are, at the time of incurrence or being taken, duly and properly incurred or taken in accordance with the relevant basket, test or permission) be treated as having been duly and properly incurred or taken without the occurrence of a Default or Event of Default in the event that such EBITDA or Total Assets based basket subsequently decreases.”

45.	U.S. Borrower: include the following words at the end of the definition of “US Borrower” at Clause 1.1 (Definitions): “which, in each case, has not ceased to be a Borrower”.

46.	Additional Facilities:

(a)	Include a new limb at Clause 2.3 (Additional Facilities) as follows:

“[X]
Each Party (other than each proposed Additional Facility Lender and UPC Broadband) irrevocably authorises and instructs the Facility Agent to execute on its behalf any Additional Facility Accession Agreement which has been duly completed and signed on behalf of each proposed Additional Facility Lender, UPC Broadband and each proposed Borrower of the Additional Facility, and each Obligor agrees to be bound by such accession.”

47.	ERISA:

(a)	Delete the definition of “Reportable Event” in Clause 1.1 (Definitions).

(b)	Delete paragraph (c) of Clause 19.5 (Notification of Default and inspection rights).

(c)	Delete Clause 19.25 (ERISA) and replace it with the following:
“19.25 ERISA

(a)	Each Obligor must ensure that it shall not at any time establish, maintain, contribute to, or be required or permitted to contribute to, any Plan, or become a guarantor with respect to any Plan.

(b)	No Obligor will take any action that it knows is reasonably likely to cause it to incur any liability in respect of any Plan of an ERISA Affiliate.”

48.	Transfers:

(a)
Delete paragraph (a), (b) and (c) of Clause 29.3 (Transfers by Lenders) and replace it with the following new paragraphs (a) and (b) and make consequential changes to the numbering of the subsequent clauses:

“(a)
Subject to the other provisions of this Clause 29, any Lender (an “Existing Lender”) may, at any time, (i) assign all or any of its rights and benefits, (ii) transfer (by way of novation) all or any of its rights, benefits and obligations or (iii) enter into a Sub-participation in respect of any of its rights, benefits and obligations, in each case under any Finance Documents to another person (the “New Lender”) provided that:

(i)	the prior written consent of UPC Broadband is received in respect of any assignment, transfer or Sub-participation, such consent not to be unreasonably withheld, and provided further that:

(A)	such consent shall be deemed to have been given if not declined in writing within ten Business Days of a written request by any Lender to UPC Broadband;

(B)	no consent shall be required in the case of any assignment, transfer or Sub-participation by a Lender to another Lender and/or to its Affiliate (or, if applicable, to any Related Fund); and

(C)
no consent shall be required in the case of any assignment, transfer or Sub-participation to any New Lender at any time after the occurrence of an Event of Default which is continuing pursuant to any of Clauses 21.2 (Non-payment), 21.6 (Insolvency), 21.7 (Insolvency Proceedings), 21.9 (Creditors’ Process) or 21.10 (Similar Proceedings);

(ii)	the New Lender makes the representation set out in paragraph [X][17] of the Transfer Agreement; and

_______________________

17 Relating to qualifying lender representation in line with Liberty precedent.

(iii)
in the case of a partial assignment, transfer or novation of rights and/or obligations, such assignment, transfer or novation shall be in a minimum amount (in relation to an Additional Facility Commitment denominated in Euros) of €1,000,000 or (in relation to an Additional Facility Commitment denominated in US Dollars) of US$1,000,000 or, in each case, such lower amount as the Existing Lender may agree with UPC Broadband (save that in the case of a partial assignment, transfer or novation by a Lender of its rights and/or obligations under an Additional Facility to an Affiliate or Related Fund of that Lender, such assignment, transfer or novation shall be in a minimum amount (in relation to an Additional Facility Commitment denominated in Euros) of €500,000 or (in relation to an Additional Facility Commitment denominated in US Dollars) of US$500,000 or, in each case, such lower amount as that Lender may agree with UPC Broadband).

(b)
Notwithstanding any other provision of this Agreement, no Lender shall be entitled to assign, transfer or sub-participate any of its rights, benefits or obligations under the Finance Documents in relation to a Revolving Facility without the prior written consent of UPC Broadband, provided that no such consent shall be required in the case of any assignment, transfer or Sub-participation:

(i)
by a Lender to another Lender under the Revolving Facility and/or to its Affiliate (or, if applicable, to any Related Fund), in each case, which is a deposit taking financial institution authorised by a financial services regulator or similar regulatory body which has a long term credit rating equal to or better than BBB or Baa2 (as applicable) according to at least two of Moody’s, Standard & Poor’s or Fitch; and

(ii)
to any New Lender at any time after the occurrence of an Event of Default which is continuing pursuant to any of Clauses 21.2 (Non-payment), 21.6 (Insolvency), 21.7 (Insolvency Proceedings), 21.9 (Creditors’ Process) or 21.10 (Similar Proceedings).”

(b)	Amend Clause 29.3 (Transfers by Lenders) to include the following new paragraphs:

(i)
“Notwithstanding any other provision of this Agreement, no Lender shall be entitled to assign, transfer or sub-participate any of its rights, benefits or obligations under the Finance Documents to a New Lender that is a Defaulting Lender or a Sanctioned Lender, in each case without the prior written consent of UPC Broadband (acting in its sole discretion).

(ii)
Notwithstanding any other provision of this Clause 29.3 (Transfers by Lenders), no assignment or transfer shall be permitted to settle or otherwise become effective within the period of five Business Days prior to the last day of the Interest Period for the relevant Advance.

(iii)
Each New Lender, by executing the relevant Transfer Agreement or Novation Certificate, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the transferring Lender would have been had it remained a Lender.”

49.	Cancellation of Available Commitments: amend Clause 10.9 (Miscellaneous provisions) to include the words “Subject to Clause 2.2 (Increase),” at the beginning of paragraph (e).

50.	Right of prepayment and cancellation of a Single Lender:

(a)	amend paragraph (a)(ii) of Clause 10.7 (Right of prepayment and cancellation of a single Lender) to delete the reference to “a Borrower” and replace it with “an Obligor”.

(b)	add a new paragraph (e) to Clause 10.7 (Right of prepayment and cancellation of a single Lender) as follows:
“(e) Prepayments made pursuant to this Clause 10.7 (Right of prepayment and cancellation of a single Lender) shall be applied against the outstanding Advances of the relevant Lender pro rata.”.

51.	Increased Costs:

(a)	amend Clause 15.3 (Exceptions) to include the following additional limbs:

“(viii)
compensated for by Clause [13.8] (Stamp Taxes) or Clause 13.7 (Value Added Tax) (or would have been so compensated for under such clause but was not so compensated solely because any of the exceptions set out therein applied);

(ix)
attributable to a change (whether of basis, timing or otherwise) in the Tax on the overall net income of the Finance Party (or any Affiliate of it) or of the branch or office through which it lends any Advance;

(x)
attributable to any penalty having been imposed by the relevant central bank or monetary or fiscal authority upon the Finance Party (or any Affiliate of it) by virtue of its having exceeded any country or sector borrowing limits or breached any directives imposed upon it;

(xi)	attributable to a breach of a Finance Document by the Finance Party claiming such Increased Cost;

(xii)	attributable to the withdrawal (or any vote or referendum electing to withdraw) of any member state from the European Union; and

(xiii)	attributable to the implementation or application of or compliance with BEPS Action 6.”

52.	Definitions: amend Clause 1.1 (Definitions) to

(a)	include a definition of “BEPS Action 6” as follows:
““BEPS Action 6” means Action 6 of the Base Erosion and Profit Shifting Action Plan as set out in the Final Report published by the Organisation for Economic and Corporate Development on 5 October 2015.”; and

(b)	delete the definition of “Production Facilities” in its entirety and replace it with the following words:
““Production Facilities” means any facilities provided to any member of the Borrower Group to finance a production.”.

(c)	include a definition of “Refinancing Indebtedness” as follows:
““Refinancing Indebtedness” means Financial Indebtedness that is incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance”, “refinances”, and “refinanced” shall have a correlative meaning) any Financial Indebtedness existing on the [restatement date] or incurred in compliance with this Agreement including

Financial Indebtedness that refinances Refinancing Indebtedness, including successive refinancings, provided, however, that:

(a)
such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Financial Indebtedness being refinanced plus an amount to pay any interest, fees and expenses, premiums and defeasance costs, incurred in connection with such Refinancing Indebtedness and Financial Indebtedness being refinanced; and

(b)
if the Financial Indebtedness being refinanced constitutes Subordinated Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Facilities on terms at least as favorable to the Lenders as those contained in the documentation governing the Financial Indebtedness being refinanced.

Refinancing Indebtedness in respect of any Financial Indebtedness may be incurred from time to time after the termination, discharge or repayment of all or any part of any such Financial Indebtedness.”.

53.	Changes to the Obligors:

(a)
Amend each of paragraphs 2 to 5 and 7 of Part 2 of Schedule 2 (Condition Precedent Documents) to add a proviso that the Facility Agent (acting in its sole discretion) may elect to waive the requirements of such paragraphs if UPC Broadband gives an undertaking in a form reasonably satisfactory to it that such requirements will be satisfied within 60 days of the relevant accession.

(b)
Amend sub-paragraph (a)(ii) of Clause 29.8 (Additional Obligors) to insert the following words at the end of the sentence, “provided that the Facility Agent (acting in its sole discretion) may elect to waive the requirements of this sub-paragraph (a)(ii) if UPC Broadband gives an undertaking in a form reasonably satisfactory to it that such requirements will be satisfied within 60 days of the date that such person becomes an Additional Guarantor;”.

(c)	Delete the proviso to sub-paragraph (a)(v) of Clause 29.8 (Additional Obligors) and replace it with the following:
“provided that any member of the Borrower Group (including without limitation, any Permitted Affiliate Parent) which is required to become an Obligor within an applicable grace period shall be entitled to become an Obligor without delivering any Security Documents to the Facility Agent at the time it accedes provided that such Security Documents shall be delivered to the Facility Agent prior to the later of (A) the end of that applicable grace period and (B) to the extent that UPC Broadband has given the Facility Agent a relevant undertaking in a form reasonably satisfactory to the Facility Agent in accordance with Part 2 of Schedule 2 (Condition Precedent Documents), within 60 days of the relevant accession. The Facility Agent shall notify UPC Broadband and the Lenders promptly upon being satisfied (acting reasonably) that the conditions specified in this paragraph have been satisfied.”

54.	80% Security Test:

(a)
Add the following words after the reference to “the requirement that” in the first sentence of the definition of 80% Security Test in Clause 1.1 (Definitions), “, save as otherwise provided in Clause 29.8 (Additional Obligors) and subject to the Agreed Security Principles”.

(b)	Add the following words at the end of the definition of 80% Security Test in Clause 1.1 (Definitions):
“and provided that to the extent any Guarantor or any of its Subsidiaries generates negative earnings before interest, tax, depreciation and amortisation, such Guarantor or Subsidiary shall be deemed for the purposes of calculating the 80% Security Test numerator to have zero earnings before interest, tax, depreciation and amortization, and provided further that in respect of any member of the Borrower Group that is not required to (or cannot) become a Guarantor and grant Security (or procure the granting of Security) due to the provisions of the Agreed Security Principles, the EBITDA of such member of the Borrower Group and its Subsidiaries shall be disregarded for the purposes of calculating the 80% Security Test numerator and denominator, and such requirements shall at all times be subject to any grace period under this Agreement”.

55.	Releases

(a)	Amend Clause 28.4 (Release of Guarantees and Security) as follows:

(i)	delete sub-paragraph (b)(i) and replace it as follows:

“(i)
the disposal (A) is permitted under Clause 19.11 (Disposals), (B) is in accordance with the release of any Obligor in accordance with this Agreement, (C) is as a result of, or in connection with, any solvent liquidation or dissolution that complies with Clause 19.29 (Internal Reorganisation) or (D) the consent of the Majority Lenders has been obtained; and”

(iv)     delete sub-paragraph (d) and replace it as follows:

“(d)
The Security Agent shall (and it is hereby authorised by the other Finance Parties to) at the cost of the relevant Obligor, execute such documents as may be required or desirable to effect any release (i) permitted under this Clause 28.4 (Release of Guarantees and Security), (ii) required to permit the granting of any Security Interest permitted under Clause 19.8 (Negative pledge), (iii) expressly permitted under the Finance Documents (excluding, for the avoidance of doubt, pursuant to any consent obtained from the Majority Lenders), (iv) permitted under the Intercreditor Agreement, (v) to which a prior written consent of the relevant Lenders has been granted in accordance with paragraph (f) of Clause 28.2 (Exceptions), (vi) in connection with any Permitted Transaction (other than a Permitted Transaction pursuant to paragraph (a) or (g) of that definition) or (vii) if it is necessary or desirable in connection with Clause 19.29 (Internal Reorganisation).”

(v)     Add new sub-paragraphs (f) and (g) as follows:

“(f)
Notwithstanding any other provision of this Agreement, UPC Broadband may require the Security Agent to, and the Security Agent shall (and it is hereby authorised by the other Finance Parties to) at the cost of the relevant Obligor, execute such documents as may be required or desirable to effect the release of the Security granted over any asset of an Obligor pursuant to the Security Documents to which it is a party to enable the relevant Obligor to grant in connection with that asset any encumbrance permitted under Clause 19.8 (Negative pledge). If, immediately prior to such release the relevant Obligor was treated as an Obligor for the purpose of the 80% Security Test, the relevant Obligor shall continue to be treated as an Obligor for those purposes notwithstanding any such release.

(g)
UPC Broadband may designate that any Affiliate Subsidiary is no longer an Affiliate Subsidiary and require the Security Agent to, and the Security Agent shall (and it is hereby authorised by the other Finance Parties to) at the cost of UPC Broadband, execute such documents as may be required or desirable to effect the release of the guarantees provided and Security granted in connection with the accession of such Affiliate Subsidiary as a Guarantor (“Affiliate Subsidiary Release”); provided that immediately after giving effect to such Affiliate Subsidiary Release, either (i) the Guarantors at the relevant time represent a percentage which is greater than that required to satisfy the 80% Security Test and UPC Broadband provides a certificate to the Facility Agent certifying that upon the Affiliate Subsidiary Release the 80% Security Test would continue to be satisfied or (ii) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and either (1) an Obligor could incur at least €1.00 of additional Financial Indebtedness pursuant to paragraph (xxii) of the definition of Permitted Financial Indebtedness or (2) the ratios of Senior Net Debt to Annualised EBITDA and of Total Net Debt to Annualised EBITDA would be no greater than they were immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such Affiliate Subsidiary Release.”

56.	Insolvency Event:

(a)
Amend the definition of Insolvency Event in Clause 1.1 (Definitions) to replace the words “in relation to a Finance Party” with the words “in relation to a Finance Party or a Holding Company of that Finance Party”.

(b)	Amend the definition of Insolvency Event in Clause 1.1 (Definitions) to add a new paragraph as follows:
“has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;”.

57.	Further Conditions Precedent: delete the lead-in sentence at paragraph (b) of Clause 4.2 (Further Conditions Precedent) and replace it as follows:

“(b)	in any other case, on the proposed Utilisation Date for that Advance or Documentary Credit:”

58.	Sanctions:

(a)	amend Clause 18.20 (Sanctions) to include the words “(“Sanctions”)” at the end of the Clause.

(b)	include the following new definitions in Clause 1.1 (Definitions):
““Sanctioned Country” means any country or other territory subject to comprehensive countrywide or territory wide Sanctions.
“Sanctioned Lender” means any person acting through a Facility Office situated in, or which is a branch of an institution situated in, a Sanctioned Country.
“Sanctions” has the meaning given to that term in Clause 18.20 (Sanctions).”“

59.
Break Costs: amend sub-paragraph (a)(i) of the definition of “Break Costs” in Clause 1.1 (Definitions) to include the words “and the effect of any interest rate floor” after the words “excluding the Margin” in parentheses.

60.	Content: amend the definition of “Content” in Clause 1.1 (Definitions) to include the words “production of and” after the word “means”.

61.	Excluded Matters: include a new Clause 21.21 (Excluded Matters) as follows:

“21.21    Excluded Matters
Notwithstanding any other term of the Finance Documents:

(a)	no Permitted Transaction;

(b)
other than in the case of an Event of Default under Clause 21.2 (Non-payment), no breach of any representation, warranty, undertaking or other term of (or default or event of default under) a Hedging Agreement or an Ancillary Facility Document; and

(c)	no Withdrawal Event,
shall (or shall be deemed to) constitute a breach of any representation and warranty or undertaking in the Finance Documents or result in the occurrence of a Default or an Event of Default and shall be expressly permitted under the terms of the Finance Documents.
For the purpose of this Clause, “Withdrawal Event” means:

(1)	the withdrawal of any participating member state of the European Union from the single currency of the participating member states of the European Union (being the Euro);

(d)	the redenomination of the Euro into any other currency by the government of any current or former participating member state of the European Union; and/or

(e)	the withdrawal (or any vote or referendum electing to withdraw) of any member state from the European Union.”

62.	Permitted Tax Reorganisation:

(a)	Amend Clause 1.1 (Definitions) to add the following new definition of ‘‘Permitted Tax Reorganisation’’ as follows:
“‘‘Permitted Tax Reorganisation’’ means any reorganisations and other activities related to tax planning and tax reorganisation entered into prior to, on or after the Signing Date so long as such Permitted Tax Reorganisation is not materially adverse to the Lenders (as determined by UPC Broadband in good faith).”.

(b)	Amend the definition of “Permitted Transaction” in Clause 1.1 (Definitions) to add a new paragraph (h) as follows:
“(h)    a Permitted Tax Reorganisation;”

63.	Term Loan Interest Periods:
In paragraph (b) of Clause 11.2 (Selection of Interest Periods) delete the words “1, 2, 3 or 6 months, or, in each case, such other period of up to 12 months as the Lenders whose Commitments under the relevant Term Facility that aggregate more than 50% of the aggregate Commitments under that Term Facility may agree with the Borrower” and replace them with the following words:
“(i) 1, 2, 3 or 6 months; (ii) any shorter period agreed by the relevant Borrower and the Facility Agent; (iii) any longer period of up to 12 months agreed by the relevant Borrower and the Facility Agent (acting on the instruction of the Majority Lenders in relation to the relevant Facility); and (iv) in connection with the first Term Facility Advance under any Term Facility, any other period of six months or less as agreed to by the relevant Borrower and the Facility Agent”.

64.
Agreed Security Principles: include a new schedule to the Credit Agreement in respect of Agreed Security Principles in line with recent Liberty precedents and include references to such Agreed Security Principles in the Credit Agreement in line with recent Liberty precedents.

65.	Contractual recognition of bail-in:

(a)	Amend Clause 33 (Pro Rata Sharing) to add the following words as a new Clause [33.5] (Contractual recognition of bail-in):
“Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)    any Bail-In Action in relation to any such liability, including:

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.”

(b)	Amend Clause 1.1 (Definitions) to add the following new definitions:
““Bail-In Action” means the exercise of any Write-down and Conversion Powers.
“Bail-In Legislation” means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law as described in the EU Bail-In Legislation Schedule from time to time;

(b)
in relation to the United Kingdom (if a Withdrawal Event is effected by the United Kingdom) Part I of the UK Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings); and

(c)	in relation to any other state, any analogous law from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“EU Bail-In Legislation Schedule” means the document described as such and published by the LMA (or any successor person) from time to time.
“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion

Powers.
“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
“Write-down and Conversion Powers” means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and
(c)    in relation to any UK Bail-In Legislation:

(i)
any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail-In Legislation.”

66.	QFC Credit Support
Amend Clause 33 (Pro Rata Sharing) to add the following words as a new Clause [33.6] (QFC Credit Support):
“To the extent that the Finance Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the Parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Finance Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the Parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)	For the purposes of this Clause [33.6], the following terms have the following meanings:
“BHC Act Affiliate” of a Party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).”

67.	FATCA Application Date: delete the definition of “FATCA Application Date” at Clause 1.1 (Definitions) and replace it as follows:
“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interests and certain other sources within the US), 1 July 2014; or

(b)
in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.”

68.
Hedge Counterparties: in the definitions of “Acceptable Hedge Counterparty” and “Hedge Counterparty” in Clause 1.1 (Definitions) of the Intercreditor Agreement, after the words “credit institution” add the words “or financial institution”.

69.	Financial Indebtedness: amend sub-paragraph (e)(ii) of the definition of “Financial Indebtedness” at Clause 1.1 (Definitions) as follows:

“(ii)	indebtedness which is in the nature of equity (other than shares which are redeemable by the holder of such shares on or before the latest Final Maturity Date) or equity derivatives;”

70.	Net Proceeds: delete the reference to “reasonable” in the definition of “Net Proceeds” at Clause 1.1 (Definitions).

71.	Permitted Disposal:

(a)	Amend the definition of “Permitted Disposal” at Clause 19.11(b)(xxxi)(B) (Disposals) to replace the reference to “business or creating” with “business of creating”.

(b)	Add a new limb to the definition of Permitted Disposal for:
“disposals of any nominal or non-substantial shareholding as contemplated by paragraph (q) of the definition of Permitted Acquisition.”.

(c)	Delete sub-paragraph (l)(C) of the definition of Permitted Disposal.

72.	Permitted Security: amend the definition of “Permitted Security Interest” at Clause 1.1 (Definitions) as follows:

(a)
add a new limb that reads: “any Security Interests arising under any retention of title arrangement contained in any contract for the acquisition of any asset by a member of the Borrower Group in the ordinary course of its business from any person and on customary terms unless in relation to such a retention of title arrangement, there are payments of €15,000,000 or more which are overdue and unpaid;”

(b)	at sub-paragraph (i), replace the words “Security Interest over or affecting any asset of any person” with “Security Interest over or affecting any asset of, or shares in, any person”

(c)
at sub-paragraph (m), replace the words “Security Interest over or affecting any asset acquired by a member of the Borrower Group” with “Security Interest over or affecting any asset (including any shares) acquired by a member of the Borrower Group”;

(d)	amend paragraph (t)(i) to delete the words “Financial Indebtedness the proceeds of which are used to refinance” and replace them with “Refinancing Indebtedness in respect of”;

(e)	amend paragraph (t)(ii) to include a new sub-paragraph (G) in respect of Financial Indebtedness which is permitted under the new sub-paragraph referred to at paragraph [8(b)] of this Schedule [11];

(f)
amend paragraph (u)(i) to delete the words “(other than in the case of a refinancing of other secured Financial Indebtedness in the same or a lesser principal amount)” and replace them with “such Financial Indebtedness constitutes Refinancing Indebtedness or”;

(g)
amend paragraph (u)(ii) to include a new sub-paragraph (E) in respect of Financial Indebtedness which is permitted under the new sub-paragraph referred to at paragraph [8(c)] of this Schedule [11]; and

(h)
amend paragraph (n) to delete the words “provided that the aggregate value of any such property or other assets, when taken together with the aggregate amount of disposals pursuant to Clause 19.11(b)(vi) (Disposals), shall not exceed €150,000,000 at any time”.

73.	Increase Lender: at sub-paragraph (iii) of Clause 2.2(g) (Increase), replace the reference to “participating Lender” with “relevant Increase Lender”.

74.	Loans and Guarantees: amend Clause 19.15 (Loans and Guarantees) as follows:

(a)	At sub-paragraph (l)(iii), delete the reference to “is likely to” and replace with “will”.

(b)	At sub-paragraph (s), insert the words “directly or indirectly” before the reference to “such member” on the third line.

75.	Information: amend Clause 19.3 (Information – Miscellaneous) to delete paragraph (c) in its entirety.

76.	Limited Condition Transaction: add a new paragraph (v) to Clause 20.3(b) (Calculations) as follows:
“in connection with any Limited Condition Transaction, the Annualised EBITDA and all outstanding Financial Indebtedness of any company or business division or other assets to be acquired or disposed of pursuant to a signed purchase agreement (which may be subject to one or more conditions precedent) may be given pro forma effect.”.

77.	Interpretation of Events of Default: add a new Clause [1.X] (Interpretation of Events of Default) as follows:

“(a)
If any Default or Event of Default occurs due to (x) the failure by any person to take any action by a specified time, such Default or Event of Default shall be deemed to have been remedied at the time, if any, that the applicable person takes such action or (y) the taking of any action by any person that is not then permitted by the terms of this Agreement or any other Finance Document, such Default or Event of Default shall be deemed to be remedied on the earlier to occur of (A) the date on which such action would be permitted at such time to be taken under this Agreement and the other Finance Documents and (B) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time by this Agreement and the other Finance Documents. If any Default or Event of Default occurs that is subsequently remedied (a “Cured Default”), any other subsequent Default or Event of Default resulting from the taking or omitting to take any action by any person, which subsequent Default or Event of Default would not have arisen had the Cured Default not occurred, shall be deemed to be remedied automatically upon, and simultaneously with, the remedy of the Cured Default. Notwithstanding anything to the contrary in this paragraph, a Default or Event of Default (the “Initial Default”) may not be cured pursuant to this Clause [1.X]:

(i)
in the case of an Initial Default described in sub-paragraph (y) above, if an officer of UPC Broadband had Knowledge at the time of taking any such action that such Initial Default had occurred and was continuing; or

(ii)
if the Facility Agent shall have declared all Outstandings to be immediately due and payable pursuant to the provisions described under Clause 21.18 (Acceleration) prior to the date such Initial Default would have been deemed to be remedied under this paragraph.

(a)
For purposes of this Clause [1.X], “Knowledge” shall mean, with respect to an officer of UPC Broadband, (i) the actual knowledge of such individual or (ii) the knowledge that such individual would have obtained if such individual had acted in good faith to discharge his or her duties with the same level of diligence and care as would reasonably be expected from an officer in a substantially similar position.

(b)
Notwithstanding anything to the contrary herein, (i) if a Default occurs for a failure to report or deliver a required certificate in connection with an Initial Default then at the time such Initial Default is remedied, such Default for a failure to report or deliver a required certificate in connection with the Initial Default will also be remedied without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in Clause 19.2 (Financial information), or otherwise to deliver any notice or certificate pursuant to any other provision of this Agreement shall be deemed to be remedied upon the delivery of any such report required by such covenant or notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Agreement.”

78.	Calculating Annualised EBITDA and Total Assets: add the following paragraph as a new paragraph (c) to Clause 20.3 (Calculations):
“For the purposes of calculating Annualised EBITDA for any period (or part of any period) or Total Assets in respect of which the relevant financial information does not include one or more members of the Borrower Group on a consolidated basis, the financial information available for such members of the Borrower Group on an unconsolidated basis for that period (or part of that period) may be used to calculate Annualised EBITDA or Total Assets (as applicable) for the Borrower Group on a combined basis.”

79.	Permitted Financing Action:

(a)	Amend Clause 12.1 (Place of Payment) to add the following words to the end of that Clause:
“, in each case, other than any payment to be made on a cashless basis as part of a Permitted Financing Action.”.

(b)	Amend Clauses 12.2 (Funds) and 12.3(a) (Distribution) to add the following words to the end of that Clause:
“, in each case, other than any payment to be made on a cashless basis as part of a Permitted Financing Action.

80.	Cessation of Distribution Business: amend Clause 21.13 (Cessation of Distribution Business) to include the following words at the end of that clause:
“, except as a result of a Permitted Disposal, a Permitted Acquisition or a Permitted Transaction or as otherwise permitted under this Agreement.”.

81.	Disposals: amend Clause 19.11(b) (Disposals) to add new sub-paragraphs as follows, and make consequential changes to the numbering of the other sub-paragraphs:

“(xxviii)	disposals or issues of shares to the management of any member of the Borrower Group in accordance with any management incentive scheme;”; and
“(xxxii)    disposals by way of payment of any earn outs;”.

82.	Acquisitions and mergers: in Clause 19.12 (a) (Acquisitions and mergers) amend sub-paragraph (v) by adding the words “or acquisition” after the word “subscription”.

83.	Amendments and waivers:

(a)	Amend paragraph (e) Clause [28.2 (Exceptions)] to include the following as a new paragraph:
“relates to the implementation of any alternative basis for the calculation of interest that is binding on all Parties in accordance with paragraph (c) of Clause 14.4 (Cost of Funds).”

(b)	Add a new paragraph to Clause 28 (Amendments and Waivers) to include the following as a new paragraph:
“Notwithstanding anything to the contrary in the Finance Documents, a Finance Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Finance Document with the consent of UPC Broadband.”

(c)	Add a new Clause 28.6 (Replacement of Screen Rate) to include the following as a new paragraph:
“28.6 Replacement of Screen Rate
If any Screen Rate is not available for a currency which can be selected for an Advance, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to that currency in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Facility Agent (acting in its sole discretion and, for the avoidance of doubt, without any requirement to consult with or seek any consent or instruction from the Lenders or any other Finance Party) and UPC Broadband.”

(d)	Delete paragraph (f) of Clause 28.2 (Exceptions) and replace it with the following:
“A waiver of issuance or the release of any Guarantor from any of its obligations under Clause 17 (Guarantee) or a release of any Security under the Security Documents, in each case, other than in accordance with the terms of any Finance Document shall require the prior written consent of affected Lenders whose Available Commitments plus Outstandings amount in aggregate to more than 75 per cent. of the aggregate Available Commitments plus Outstandings of those affected Lenders. This Clause may not be amended without the consent of Lenders whose Available Commitments plus Outstandings amount in aggregate to more than 75 per cent. of the aggregate Available Commitments plus Outstandings.”

(e)	Add a new paragraph (g) to Clause 28.2 (Exceptions) as follows:
“No amendment or waiver of a term of any Ancillary Facility Document shall require the consent of any Finance Party other than the relevant Ancillary Facility Lender.”

(f)	Amend sub-paragraph (a)(vii) of Clause 28.2 (Exceptions) by adding the following proviso at the end:
“(provided that paragraph (f) below may be amended with the consent of Lenders whose Available Commitments plus Outstandings amount in aggregate to more than 75 per cent. of the aggregate Available Facilities plus Outstandings); or”

84.	Stamp Duties:

(a)	Delete Clause 25 (Stamp Duties) in its entirety

(b)	Include new 13.8 (Stamp Taxes) as follows:
“13.8    Stamp Taxes
UPC Broadband shall pay and, within 10 Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document except for:

(a)
any such Taxes payable in connection with any Novation Certificate or Transfer Agreement or other document relating to the assignment or transfer by any Lender of any of its rights and/or obligations under any Finance Document; or

(b)
any registration duties and any Tax payable due to a registration, submission or filing by a Finance Party of any Finance Document where such registration, submission or filing is or was not required to maintain or preserve the rights of that Finance Party under the applicable Finance Documents.”

85.	Prepayments: amend Clause 10.9 (Miscellaneous Provisions) to delete paragraph (f) and replace it with the following:
“Other than in relation to any prepayment under Clause 10.7 (Right of prepayment and Cancellation in relation to a Single Lender) or Clause 16.1 (Illegality), any prepayment in part of any Advance shall be applied against the participations of the Lenders in that Advance pro rata (except to the extent any part of an Advance is to be repaid on a cashless basis as part of a Permitted Financing Action).”

86.	Voluntary prepayment: delete paragraph (a) of Clause 10.3 (Voluntary prepayment) and replace it as follows:
“UPC Broadband may, by delivering to the Facility Agent a duly completed Cancellation Notice not less than three Business Days (or such other time period as agreed between UPC Broadband and the Facility Agent) prior to the due date of prepayment, prepay the whole or any part, (but if in part in an aggregate minimum Euro Amount of €10,000,000 or such other minimum amount as is agreed by UPC Broadband and the relevant Additional Facility Lenders) of the outstanding Advances made to a Borrower under any Additional Facility.”

87.
Majority Lenders: Add the words “in relation to the Facility in respect of that Utilisation” after the words “Majority Lenders” in paragraph (a)(i) of the definition of “Non-Funding Lender” in Clause 1.1 (Definitions).

88.	Set-Off: amend Clause 32.1 (Contractual set-off) to include “Whilst any Event of Default has occurred and is continuing,” at the beginning of Clause 32.1 (Contractual set-off).

89.
Facility Agent Indemnity: amend Clause 26.3 (Indemnity to the Facility Agent) by adding the word “reasonable” before “cost” and deleting the reference to “a Default” and replacing this with “an Event of Default”.

90.
Affiliates of Borrowers: amend paragraph (c) of Clause 7.7 (Affiliates of Borrowers) to replace the words “any of its Affiliates that are not Affiliates of another Borrower” with “its Affiliates, provided that any such Affiliate is not an Affiliate of any other Obligor,”.

91.	Release Condition:

(a)	Amend Clause 19 (Undertakings) to add the following words as a new Clause 19.33:
“19.33    Ratings Trigger

(1)	Notwithstanding anything to the contrary in this Agreement or any other Finance Document, during the period (if any) that a Release Condition (as defined in paragraph (d) below) is satisfied:

(i)	the following obligations and restrictions shall be suspended and shall not apply:

(A)	the requirement to make mandatory prepayments under Clause 10.5 (Mandatory prepayment from disposal proceeds);

(B)	the restrictions under Clause 19.11 (Disposals);

(C)	the provisions of Clause 19.12 (Acquisitions and mergers);

(D)	the provisions of Clause 19.13 (Restrictions on Financial Indebtedness);

(E)	the provisions of Clause 19.14 (Restricted Payments);

(F)	the provisions of Clause 19.15 (Loans and guarantees);

(G)	the provisions of Clause 19.16 (Environmental matters);

(H)	the restrictions under Clause 19.17 (Insurance);

(I)	the restrictions under Clause 19.18 (Intellectual Property Rights);

(J)	the restrictions under Clause 19.19 (Share capital);

(K)	the restrictions under Clause 19.20 (Priority);

(L)	the restrictions under Clause 19.21 (Share security);

(M)	the restrictions under Clause 19.22 (Shareholder Loans);

(N)	the restrictions under Clause 19.23 (Further security over receivables);

(O)	the restrictions under Clause 19.25 (ERISA); and

(P)	the provisions of paragraph (b) of Clause [29.8] (Additional Obligors);

(ii)
the leverage financial covenant in Clause 20.2 (Financial Ratio) shall only be tested semi annually (for the Ratio Period ending on the second and fourth Quarter Dates in each financial year) if the Financial Ratio Test Condition is met on such second and fourth Quarter Dates in each financial year and the Financial Ratio Test Condition will only apply to such second and fourth Quarter Dates;

(iii)
the relevant Margin payable on any utilisation or Unpaid Sum (as applicable) under any Additional Facility (to the extent specified in the relevant Additional Facility Accession Agreement for that Additional Facility) will be reduced by 0.50 per cent. per annum; and

(iv)
the amount of each basket set by reference to a monetary amount for which a specific amount is set out in this Agreement and any definitions used therein (including all “annual”, “life of Facilities” and “at any time” and “aggregate” baskets) shall be increased by 50 per cent.

(b)
If at any time after a Release Condition has been satisfied and a Release Condition subsequently ceases to be satisfied, any breach of this Agreement or any other Finance Document that arises as a result of any of the obligations, restrictions or other terms referred to in paragraph (a) above ceasing to be suspended or amended shall not (provided that it did not constitute an Event of Default at the time the relevant event or occurrence took place) constitute (or result in) a breach of any term of this Agreement or any other Finance Documents, a Default or an Event of Default.

(c)
In respect of any amount which has not been applied in mandatory prepayment of the Facilities in accordance with Clause 10.5 (Mandatory prepayment from disposal proceeds) as a result of the Release Condition being satisfied (the “Released Amounts”), if the Release Condition subsequently ceases to be satisfied after the date the prepayment would have been required had the Release Condition not been satisfied, the failure to apply the Released Amounts in prepayment shall not result in a breach of any term of this Agreement or any other Finance Document.

(d)	For the purposes of this Clause [19.33] the “Release Condition” means the Facilities or UPC Broadband receive any two of the following:

(i)	a rating of “Baa3” (or the equivalent) or higher from Moody’s or any of its successors or assigns;

(ii)	a rating of “BBB-” (or the equivalent) or higher from Standard & Poor’s or any of its successors or assigns; and/or

(iii)	a rating of “BBB-” (or the equivalent) or higher from Fitch or any of its successors or assigns, in each case, with a “stable outlook” from such rating agency.”

(1)	Amend the definition of “Margin” in Clause 1.1 (Definitions) to include the following wording at the end of that definition:
“, and if applicable, as reduced pursuant to Clause [19.33] (Ratings Trigger)”.

92.	Event of Default: in the definition of “Event of Default” in Clause 1.1 (Definitions), delete the remainder of the definition from the end of limb (b) onwards and replace it as follows:
“shall include a breach of the undertaking set out in Clause 20.2 (Financial Ratio), to the extent tested and not cured (or deemed to be cured) in accordance with Clause 20.2 (Financial Ratio) or pursuant to Clause 20.4 (Cure Provisions) and provided that the cure period in Clause 20.4 (Cure Provisions) has expired.”

93.	Default Interest: amend “two” in Clause 11.8(a) (Default interest) to read “one”.

SIGNATORIES
Facility Agent and Security Agent
THE BANK OF NOVA SCOTIA as Facility Agent
By: [AUTHORIZED SIGNATORY]
Title: Director
By: [AUTHORIZED SIGNATORY]
Title: Managing Director
THE BANK OF NOVA SCOTIA as Security Agent
By: [AUTHORIZED SIGNATORY]
Title: Director
By: [AUTHORIZED SIGNATORY]
Title: Managing Director

(Signature Page to AT Accession Agreement)

Company
UPC BROADBAND HOLDING B.V.
By: [AUTHORIZED SIGNATORY]
Title: Managing Director of Liberty Global Europe Management B.V.
By: [AUTHORIZED SIGNATORY]
Title: Managing Director of Liberty Global Europe Management B.V.

(Signature Page to AT Accession Agreement)

Borrower
UPC FINANCING PARTNERSHIP
By: [AUTHORIZED SIGNATORY]
Title: Attorney-in-fact of UPC Holding B.V.
By: [AUTHORIZED SIGNATORY]
Title: Attorney-in-fact of UPC Holding B.V.

(Signature Page to AT Accession Agreement)

Additional Facility AT Lender
THE BANK OF NOVA SCOTIA
By: [AUTHORIZED SIGNATORY]
Title: Director
By: [AUTHORIZED SIGNATORY]
Title: Managing Director

(Signature Page to AT Accession Agreement)